UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 30, 2014

GREENHOUSE SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54759	45-2094634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16359 County Rd S, Fort Morgan, CO 80701
(Address of Principal Executive Offices) (Zip Code)

(970) 439-1905
(Registrant's telephone number, including area code)

4 Research Dr., Suite 402, Shelton, Connecticut, 06484
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

SECTION 5 - CORPORATE GOVERANCE AND MANAGEMENT

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On April 29, 2014, John George Michak III was appointed as director of Greenhouse Solutions Inc. (the “Corporation”).

There are no transactions between Mr. Michak and the Corporation that are reportable under Item 404(a) of Regulation S-K. There are no family relationships among our directors or executive officers.

A brief description of the background experience of our new director is as follows:

John George Michak III – Age 29

As a Nordstrom’s credit communications planner from April 2013 to January 2014, Mr. Michak supported the development of business operational documents and drove the execution for all credit related customers facing collateral. Managed the collateral budget and worked with colleagues to identify and implement customer communications enhancements and or cost reduction opportunities for the company. While at Morgan Stanley Global Wealth Management from January 2012 to January 2013, Mr. Michak worked as a technology analyst, and as a strategic partner along with the firm’s business units and some of the world’s leading technology companies to redefine how Morgan Stanley does business in global financial markets that are extremely fast and vastly complex. While assisting the firm with the conversion effort of combining Smith Barney and Morgan Stanley to create Morgan Stanley Global Wealth Management Group. Mr. Michak also worked for Alpert Homes from March 2010 to January 2012 and helped manage relationships with sales center representatives in assigned communities and followed up regularly regarding prospects. He also assisted in managing new home construction sites start to finish. He has been working with global companies aiding in their growth and expansion since 2010. Mr. Michak was a student at Colorado State university from 2004 to June 2009. From June 2009 until March 2010 Mr. Michak expanded his intellectual horizons by traveling abroad.

Mr. Michak holds a liberal arts degree from Colorado State University as well as attended Kaplan real estate school in Denver.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENHOUSE SOLUTIONS INC.

Date: April 30, 2014	By:	/s/ Pramuan Upatcha
Pramuan Upatcha, President

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